Exhibit 10.03
AMENDMENT TO THE
EBAY INCENTIVE PLAN
WHEREAS, eBay Inc. (the “Company”) previously adopted and maintains the eBay Incentive Plan (the “Plan”); and
WHEREAS, the Company desires to amend the Plan to subject Plan awards and any cash payment, stock or other property delivered pursuant to Plan awards to any clawback or recoupment provision or policy which the Company may adopt from time to time.
NOW THEREFORE, pursuant to the power of amendment contained in Section 13(b) of the Plan, the Plan is hereby amended, effective as of April 2, 2012, as follows:
1. Sections 13 and 14 of the Plan are hereby amended by redesignating such sections and all references to such sections as Sections 14 and 15, respectively.
2.    A new section of the Plan, titled “Incentive Awards Subject to Clawback” is hereby inserted as Section 13 of the Plan as follows:

13. INCENTIVE AWARDS SUBJECT TO CLAWBACK.
The Incentive Awards and any cash payment, stock or other property delivered pursuant to an Incentive Award are subject to forfeiture, recovery by the Company or other action pursuant to any agreement evidencing an Incentive Award or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

eBay Inc.
By:     /s/ Michael R. Jacobson
Corporate Secretary